AGREEMENT


This Agreement is made the 2nd day of July 1999 and incorporates amendments made this 7th day of July 1999 by and between:

(1) L'Air Liquide, S.A., a limited liability corporation organised under the laws of France (hereinafter referred to as "A"); and

(2) Air Products and Chemicals, Inc., a corporation organised under the laws of Delaware, USA (hereinafter referred to as "B").

(A) WHEREAS, A and B, at the invitation of the Board of Directors of C, have separately submitted several proposals to acquire all of the outstanding shares of C, which proposals have been rejected, and A and B have independently determined that each of them cannot justify further increasing their respective last rejected proposals, for financial and other business reasons, including the raising of necessary funds and the risks attendant thereto.

(B) WHEREAS, A and B believe that the only way in which they may be in a position to raise the price proposed for the shares of C, as desired by the Board of Directors of C, is by jointly developing a proposal to the Board of Directors of C, since various portions of the businesses of C are more valuable to one party than to the other, and that such a jointly developed proposal will reduce regulatory concerns (e.g., on a "fix it first" basis), since most adjustments likely to be required by Regulatory Authorities will have been provided for between the parties.

(C) WHEREAS, A and B intend jointly to develop a proposal for the Proposed Acquisition and desire to set forth the general terms and conditions upon which they will jointly negotiate the Proposed Acquisition, as well as the terms and principles upon which the Proposed Acquisition would be implemented and the assets and businesses of C would be allocated to each of A and B, recognising that various asset divestitures may be required by the antitrust authorities of certain jurisdictions in order for the parties to consummate the Proposed Acquisition.

(D) WHEREAS, given the timetable mandated by applicable takeover requirements, the parties wish to have as much of a proposed divestment programme in place and ready for administrative review as is possible in order to achieve required regulatory approvals as expeditiously as possible and have determined that this Agreement will enable the parties to develop such a programme.

(E) WHEREAS, in connection with the foregoing, A and B have entered into Acquisition Agreement One.

     NOW, THEREFORE, the parties agree as follows:

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*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

1.   PURPOSE AND INTERPRETATION

1.1 The purpose of this Agreement is solely to set forth the basis agreed to by the parties upon which an Offer may be made and C Shares acquired thereunder and, in such event, the intentions of the parties concerning the manner in which the Reconstruction would be effected by the parties in order to give effect to an appropriate allocation of the assets and businesses of C as between A and B, together with such dispositions to third parties as may be commercially desirable or reasonably required by applicable Regulatory Authorities.

1.2  In this Agreement:

     "A Business" means the assets and businesses of C to be allocated to A pursuant to the Reconstruction as set out in schedules 1 and 2 as such schedules may be amended by the Committee pursuant to clause 7, and shall include A's interest in such assets and businesses of C to be jointly owned by A and B as determined by the Committee;

     "Acquisition Agreement One" means the agreement entered into between the parties dated 14 June 1999;

     "Actual Aggregate Purchase Price" means the sum of:

     (a) the purchase price paid to acquire the C Shares pursuant to the Offer and any Compulsory Acquisition or otherwise;

     (b) any funds expended to acquire or cancel outstanding options to acquire C Shares to the extent not included in (a) above; and

     (c) the aggregate amount of outstanding consolidated indebtedness for borrowed money of the C Group taken as a whole on the Control Date;

     "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such other person;

     "A Liabilities" means all of the liabilities (including in respect of intra-group loans and Tax on trading and other activities ) arising out of or referable to the A Business whether prior to or after the Control Date but, for the avoidance of doubt, shall exclude any liability referred to in clause 14, including for Tax;

     "B Business" means the assets and businesses of C to be allocated to B pursuant to the Reconstruction as set out in schedules 1 and 2 as such schedules may be amended by the Committee pursuant to clause 7, and shall include B's interest in such assets and businesses of C to be jointly owned by A and B as determined by the Committee;

     "Bidco" means a new company to be organised in the UK for the purpose of making the Offer;

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

     "B Liabilities" means all of the liabilities (including in respect of intra-group loans and Tax on trading and other activities ) arising out of or referable to the B Business whether prior to or after the Control Date but, for the avoidance of doubt, shall exclude any liability referred to in clause 14, including for Tax;

     "C" means The BOC Group plc;

     "C Group" means C and its Affiliates;

     "City Code" means The City Code on Takeovers and Mergers;

     "Committee" means the special committee to be formed by A and B in accordance with clause 2.1;

     "Companies Act" means the Companies Act 1985, as amended;

     "Completion" means completion of the Reconstruction;

     "Completion Date" means the day on which Completion takes place;

     "Compulsory Acquisition" means the compulsory acquisition of any C Shares not acquired in the Offer, in accordance with sections 428 to 430F of the Companies Act;

     "Control Date" means the date on which the Offer becomes or is declared unconditional in all respects or such later date on which Bidco obtains control of the board of directors of C;

     "C Share" means an ordinary share of 25p in C now in issue and any ordinary share of 25p in C which is unconditionally allotted or issued whilst the Offer remains open for acceptance (or such earlier date as the parties may determine) and "C Shares" means all of them;

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in the United States;

     "ICC" means the Geneva, Switzerland office of the International Chamber of Commerce;

     "Intellectual Property" means the patents, patent applications, technology, know-how (including operational know-how), trade secrets, copyrights, software, trademarks, tradenames and other intellectual property owned by C or its Affiliates;

     "London Stock Exchange" means the London Stock Exchange Limited;

     "Modified Aggregate Purchase Price" means the Actual Aggregate Purchase Price less the value of the [ * ] of C as set forth in schedule 1;

     "Offer" means (unless the context requires otherwise) any of an announcement of an intention to make an offer (whether or not subject to any pre-conditions) or the making of


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

     an offer for all of the C Shares under the relevant laws and regulations of England and, if the Committee so determines, the United States and any variation thereof and any new offer made following the lapse or withdrawal of an initial offer;

     "Panel" means The Panel on Takeovers and Mergers;

     "Proposal Letter" means the letter referred to in clause 3.1;

     "Proposed Acquisition" means the possible acquisition of all the outstanding C Shares by Bidco;

     "Regulatory Authorities" means applicable anti-trust regulatory authorities and "Regulatory Authority" means any one of them;

     "Reconstruction" means the reconstruction of the C Group to give effect to the allocation of the assets and businesses of C between A and B in accordance with clause 7 by separating the business of the C Group into the A Business and the B Business and any subsequent transfers necessary to effect ownership (whether directly or indirectly) of the A Business by A and the B Business by B;

     "SEC" means the U.S. Securities and Exchange Commission;

     "Tax" means any form of taxation, levy, duty, charge, contribution or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed by a Tax Authority; and

     "Tax Authority" means any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world.

1.3  In this Agreement, a reference to:

     1.3.1 a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party;

     1.3.2 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

     1.3.3 a person includes a reference to a body corporate, association, limited liability company or partnership;

     1.3.4 a person includes a reference to that person's legal personal representatives, successors and assigns;

     1.3.5 a clause or schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement;

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

     1.3.6 a document is a reference to that document as from time to time supplemented or varied;

     1.3.7 sharing or allocating equally (or any similar such phrase) is a reference to the ratio of sharing between the parties, in each case as applied in the context in which such term is used, being sharing or allocating in equal proportions between the parties; and

     1.3.8    "including" is a reference to "including without limitation."

1.4  The headings in this Agreement do not affect its interpretation.


2.   FORMATION AND FUNCTIONS OF SPECIAL COMMITTEE

2.1 A and B each hereby designate the following representatives who shall constitute the Committee that will be responsible for supervising and directing all negotiations, meetings and other contacts with C by either party in connection with the Proposed Acquisition and the Reconstruction and shall have the rights and duties set out below. A and B agree that they shall each implement the decisions of the Committee promptly and in full.

             A                                          B
             -                                          -

     Gerard Levy                                John P. Jones, III
     Benoit Potier                              Joseph J. Kaminski
     Jean-Claude Buono                          Leo J. Daley
     E. A. Dominianni or Laurent Blamoutier)    W. Douglas Brown (or attorney designee)

     Each party may replace its own representatives and appoint successor representatives so that the total number of Committee representatives always totals eight (8). Any member of the Committee may appoint an alternate to act for him generally or specifically in relation to any meeting of the Committee. The alternate shall have the same powers and discretions that he would have if he were a member of the Committee. An appointment of an alternate shall be in writing and shall be valid if notice of it is given to any member of the Committee appointed by B (in the case of the appointment of an alternate to act for a member of the Committee appointed by A) and vice versa.

2.2 The Committee shall at all times conduct itself in accordance with applicable requirements of Regulatory Authorities and to that end shall have counsel available as may be required for the purpose of ensuring compliance therewith. The Committee's objective and overall purpose is solely to effect the transactions contemplated by this Agreement and to that end it shall not engage in the day-to-day business or commercial operations of the assets and businesses covered by this Agreement and shall employ or utilise independent third parties to review and analyse any competitively sensitive information or data should such review or analysis be required to effect its assigned responsibilities hereunder.

2.3 The Committee shall be authorised to act upon the unanimous consent or approval of the members of the Committee or their alternates deciding such issue provided that any consent or approval shall be given by two or more representatives (whether in writing or orally), which consent or approval includes at least one of the representatives appointed by each party. In the event the Committee cannot agree upon any matter, such matter shall be referred to the Chairman of A, Alain Joly, in the case of A, and the Chairman of B, Harold A. Wagner, in the case of B, who shall confer together and shall mutually agree on an appropriate resolution of the matter. In the event that the Chairmen are unable to resolve within ten (10) days of referral to them any matter which relates to the transfer of the assets and businesses of C to be effected pursuant to the terms of this Agreement (whensoever the dispute arises), or any matter which arises after the Offer becomes or is declared unconditional in all respects, such matter shall be resolved as provided below:

     2.3.1 the parties shall submit the matter for resolution in accordance with clause 2.3.3 by an Expert (the "Expert") selected in accordance with clause 2.3.2;

     2.3.2 the Expert shall be selected by mutual agreement of the parties. If, within twenty (20) days of referral of the matter to the Chairmen, the parties are unable to agree upon the Expert, the parties shall request the ICC to select a person with experience in international business matters to act as the Expert;

     2.3.3 upon selection of the Expert, A and B shall each present promptly to the Expert a statement of their final position on the matter in dispute and the Expert, acting as an expert and not as an arbitrator, shall choose either A's statement or B's statement as the resolution to the dispute in question, such statement, in the absence of fraud or manifest error, being final and binding on each party.

2.4 The Committee shall be responsible for making all decisions in respect of, and supervising all other matters relating to, the Proposed Acquisition (including the conduct of the Offer), the Reconstruction and the implementation of all other provisions of this Agreement. The Committee shall form a tax working group to be responsible for ensuring that the Reconstruction and all other provisions of this Agreement are planned and implemented in a tax efficient manner and the Committee may form such other working groups to report to it as it may determine and may rely on such representatives, advisors and other experts as it may deem appropriate.

2.5 The Committee shall continue in existence throughout the implementation of the matters provided for in this Agreement, including the period during which the parties are jointly operating any assets or businesses of C acquired in the Proposed Acquisition and the Reconstruction. The Committee shall in all matters observe the pre-eminent principle that the parties cannot anticipate all of the issues that will arise in making the Proposed Acquisition and implementing the Reconstruction in accordance with the terms of this Agreement, and, therefore, the Committee is intended to resolve all questions with a spirit of fairness and understanding of each party's needs, attempting to avoid minor matters, in order to enable the parties to acquire their respective portions of such assets and businesses in accordance with the principles of this Agreement.


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

2.6 Without attempting to limit the functions of the Committee, it shall have the following duties:

     2.6.1 settling (a) whether any person other than A or B should have any equity or debt investment in Bidco, (b) the terms and conditions, including any preconditions, of the Offer, including price and other offer terms, (c) the conduct of the Offer and any agreements entered into with C or other parties relating thereto, including any market purchases of C Shares, and (d) in the event of the Offer lapsing, all such matters as are required to make one or more further offers for the C Shares;

     2.6.2 ensuring that in connection with the Offer the parties comply with all applicable legal and regulatory provisions (in all applicable jurisdictions) including, without limitation, the Companies Act, the Financial Services Act 1986, the City Code, the Rules Governing Substantial Acquisitions of Shares, the Listing Rules of the London Stock Exchange, the U.S. Securities Exchange Act of 1934, the rules and regulations of the SEC and applicable requirements of Regulatory Authorities;

     2.6.3 approving the press announcement, the offer document and any other documents to be issued in accordance with the City Code, the U.S. Securities Exchange Act of 1934 or any other applicable rules or legislation in connection with the Offer;

     2.6.4 approving any revision, amendment, modification or waiver of any precondition, term or condition of the Offer (including an increase in price) or the withdrawal or lapsing of the Offer;

     2.6.5 approving the declaration of the Offer going unconditional as to acceptances;

     2.6.6 approving the declaration of the Offer going unconditional in all respects;

     2.6.7    supervising and controlling the Compulsory Acquisition;

     2.6.8 determining, implementing and supervising the Reconstruction and the allocation of the assets and businesses of C between the parties in accordance with the principles set forth herein and the process of determining the final ownership of such assets and businesses;

     2.6.9 settling the terms and conditions of appropriate joint venture or other agreements between A and B covering the conduct of those portions of the assets and businesses of C in those limited situations where, pursuant to the allocation procedures set forth in clause 7.5 and subject to any restrictions imposed by any relevant Regulatory Authority, they may be owned and operated on a joint ownership basis by the parties following consummation of the Proposed Acquisition, as well as settling the terms and conditions of appropriate arrangements to ensure the independent operation, following the consummation of the Proposed Acquisition and the Reconstruction, of any assets and businesses of C which may be required to be divested by the Regulatory Authorities;

     2.6.10 supervising and controlling the various filings and submissions with governmental bodies and agencies (including the filings referred to in clauses 6.1 and 7.4.5), in order to obtain all necessary statutory, governmental and regulatory approvals for the Proposed Acquisition and the Reconstruction;

     2.6.11 determining the basis upon which, following the Control Date, the parties will supervise the management of the C Group, including assigning between the parties the principal responsibility for such supervision of the component assets and businesses of the C Group based on the likely allocation thereof into the A Business and the B Business as the Committee shall determine, giving appropriate recognition to regulatory considerations affecting the allocation, timing or nature of such management responsibility (it being understood that upon any final allocation to a party then not managing the assets so allocated, such party shall immediately assume management of such assets); and

     2.6.12 developing and implementing appropriate procedures, activities, financial informational reviews and valuations, operational transitions and/or allocations of operational or transitional responsibility, with respect to such matters as may be commercially desirable or legally advisable in order to maintain the A Business and the B Business as viable business operations, to effect the Reconstruction contemplated hereby and to achieve the transition and full integration of the operations of C into A or B, as the case may be, at the earliest possible time, consistent with the principles set forth in this Agreement and such requirements as may be applicable or reasonably required by the Regulatory Authorities.


3.   PROPOSAL LETTER AND PRESENTATION OF PROPOSAL

3.1 A and B will agree upon the form of the Proposal Letter to be delivered to C, the final form of which shall be approved by the Committee.

3.2 The Committee shall be responsible for determining the manner, timing and method by which the Proposal Letter will be presented to and negotiated with C and for establishing and co-ordinating the procedures for responding to any requests for information or comment from, or otherwise communicating with, the press or other media, the Panel and the SEC, as well as determining the content of any such responses or communications.

3.3 For the avoidance of doubt, the parties shall, for so long as this Agreement remains in place, work together in good faith to acquire the C Shares on the basis set out in this Agreement, including by meeting their obligations under clause 6 and by making further offers in such form as may be approved by the Committee following the lapsing or withdrawal of an offer.


4.   FINANCING.

4.1 Each party covenants and agrees that it has or will have sufficient funds available, whether in the form of borrowings, equity or any combination thereof, so as to enable it to proceed with the terms of the Proposal Letter on the basis set out in this Agreement and to conclude its portion of the Proposed Acquisition and the Reconstruction in accordance with the obligations undertaken herein and therein.

4.2 The parties shall jointly organise and finance Bidco and shall provide equity and/or debt financing to Bidco in equal shares in an amount equal in the aggregate to the cash portion of the Actual Aggregate Purchase Price. For the avoidance of doubt, upon the provision of the equity and/or debt financing to Bidco in equal shares as described hereunder, A and B shall each own an equal share of the capital of Bidco. Save as agreed by the Committee, neither party shall transfer, dispose of or otherwise deal in its equity or debt interest in Bidco. All decisions at the board and shareholder levels shall be taken by the unanimous consent of all the directors and shareholders (as the case may be) unless the parties determine otherwise.

4.3 The parties recognise that the financing arrangements which each of them may enter into to provide finance for Bidco will contain restrictions and obligations. Certain of those restrictions and obligations may extend to or affect:

     4.3.1    the conduct and terms of the Offer;

     4.3.2    the operations, following the Control Date, of C and the C Group;

     4.3.3 the disposal of assets by the C Group to the parties or to third parties; and

     4.3.4 the provision of credit support by the C Group or parts thereof to such financiers.

     While the parties shall each remain responsible for their own financing arrangements, and their respective costs and expenses in relation thereto, the parties undertake and agree to inform one another, to the extent that confidentiality agreements are not thereby breached, of the terms and conditions of such financing arrangements and to consult with one another with respect thereto. Each party further undertakes and agrees that it will use its commercially reasonable efforts to ensure that such party, Bidco and, following the Control Date, the C Group will take all such actions as are necessary to ensure compliance with the terms of such financings.

4.4 The parties shall ensure that Bidco does not incur any indebtedness or grant any security interests without the prior approval of the Committee.


5.   STRUCTURE OF PROPOSED ACQUISITION

5.1 The parties intend that the Proposed Acquisition would be effected (following the satisfaction of any preconditions) through the Offer followed by the Compulsory Acquisition, to the extent permitted by the Companies Act. The Offer would be made, and the Compulsory Acquisition implemented, by Bidco. Following the Offer and the Compulsory Acquisition, the parties intend to allocate the assets and businesses acquired through the Proposed Acquisition as provided in this Agreement.

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

5.2 The parties acknowledge that the effect of this Agreement may be that A and B may be "associates" and/or "acting in concert" for the purpose of the City Code and the U.S. Securities Exchange Act of 1934, and which may lead to Companies Act or other disclosure obligations. Accordingly A and B shall individually each supply promptly to the other any information which the other may require in order to comply with the provisions of the City Code, the U.S. Securities Exchange Act of 1934, the Companies Act or the requirements of the Panel or the SEC applicable to persons having such a relationship.

5.3 The parties agree that they shall not, and shall use all reasonable endeavours to procure that the persons acting in concert with them shall not, acquire any C Shares (or any interest therein) otherwise than through Bidco. Save as disclosed to each other prior to the date hereof, neither party owns, directly or indirectly, any interest in any C Shares.


6.   REGULATORY APPROVALS

6.1 The parties acknowledge that the Proposed Acquisition, the Reconstruction and matters related thereto will be subject to review by the Regulatory Authorities. In this connection, the parties and/or Bidco will be making such filings as may be required under the EC Merger Regulation and the HSR Act, as well as taking appropriate action in other applicable jurisdictions.

6.2 A and B each agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable (taking into account the tax effects of such efforts, actions and things as determined by the tax working group) to complete as promptly as reasonably practicable the Proposed Acquisition, the Reconstruction and the matters related thereto and to co-operate with each other in connection with the foregoing. In furtherance of the foregoing, A and B shall use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Proposed Acquisition, the Reconstruction or matters related thereto under any applicable law or regulation to enable the Proposed Acquisition, the Reconstruction and the matters related thereto to be completed in an expeditious manner.

6.3 Each of the parties shall promptly inform the other of any material communication (written or oral) to or from any Regulatory Authority regarding the Proposed Acquisition, the Reconstruction or matters related thereto to the fullest extent permitted by law and applicable regulations and having due regard for the need to maintain their competitive independence. If either party or any Affiliate thereof receives a request for additional information or documentary material from any such Regulatory Authority with respect to the Proposed Acquisition, the Reconstruction or matters related thereto, then such party will endeavour in good faith to make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request.

6.4 Without limiting the general nature of the parties' obligations set forth in clause 6.2, the parties will make such divestitures or other commitments as approved by the Committee, if any, as may be reasonably required by the Regulatory Authorities to enable the Proposed Acquisition, the Reconstruction and the matters related thereto to be completed in an expeditious manner. Any divested assets may be sold to either A or B, if allowed by the relevant antitrust Regulatory Authority, in accordance with clause 7.7.

6.5 It is the parties' intent, to the extent reasonably practicable (taking into account the tax implications of all relevant matters), to complete the Proposed Acquisition, the Reconstruction and the matters related thereto at such time as all regulatory approvals have been received from the Regulatory Authorities of the European Union, the United States and such other jurisdictions as the Committee may determine appropriate.

6.6 The parties agree that they will use all reasonable efforts to exhaust all legal remedies in an effort to obtain any necessary approvals not previously obtained, including but not limited to appeals to the highest appellate court, tribunal or other body having jurisdiction over the matter in dispute, seeking rehearings where necessary and continuing with the approval processes until final determinations have been received, in each case to enable the Proposed Acquisition, the Reconstruction and the matters related thereto to be effected.


7.   OFFER PRICE AND ALLOCATION OF ASSETS AND BUSINESSES

7.1  Offer Price

The price to be offered by Bidco in the Proposed Acquisition shall be determined by the Committee and set forth in the Proposal Letter.

7.2  General Allocation Principles

     Schedule 1 has been prepared by A and B to reflect the initial values which the parties attribute to the assets and business of C in each country or region set forth thereon. Schedule 2 designates the party which will have the primary right (a "primary party") to be allocated the assets and businesses of C in certain countries or regions outside the UK, Ireland, the United States, Australia and New Zealand (or, in those cases indicated in such schedule, the asset sharing in such countries or regions between the parties) in accordance with the procedures hereinafter set forth.

7.3  Allocation for UK, Ireland,the United States, Australia and New Zealand

     7.3.1 The parties agree that the assets and businesses of C located in the UK and Ireland shall have an agreed value equal to approximately [*] of the Modified Aggregate Purchase Price and that the aggregate values of the assets and businesses of C located in the UK and Ireland and the United States shall equal approximately [*] of the Modified Aggregate Purchase Price, and [*] of the Modified Aggregate Purchase Price when the agreed values of Australia and New Zealand are added. The actual allocation of the specific assets and businesses of C located in the United States between the parties will be finally determined by the Committee prior to the Control Date, having taken into account any requirements of Regulatory Authorities (it being the intention of the parties to obtain the approval of the relevant Regulatory Authorities in a manner which will



-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

              prevent the Offer from lapsing under Rule 12 of the City Code and in a manner which will allow the Offer to become unconditional in all respects in time to effect the Compulsory Acquisition under the Companies Act, to the extent practicable) and shall, if necessary, be adjusted immediately prior to effecting the Reconstruction in such manner as is determined by the Committee to reflect the principles contained herein in the light of the facts and circumstances (including as to divestments required by Regulatory Authorities and the information referred to in clause 7.3.2) known to the parties immediately prior to effecting the Reconstruction.

     7.3.2 The parties acknowledge that the percentages of value of the Modified Aggregate Purchase Price allocated to (i) the UK and Ireland, (ii) the United States and (iii) Australia and New Zealand in schedule 1 are based on the parties' agreed upon estimates of the recurring EBITs of the UK and Irish operations, the United States operations and the Australian and New Zealand operations of C for C's fiscal year ended September 30, 1998. Accordingly, should the Committee, based upon its review of the recurring EBITs of the UK and Irish operations, the United States operations and the Australian and New Zealand operations of C for the twelve month period ending June 30, 1999 (or such later period as may be appropriate) when the underlying financial information becomes available to the parties, determine (using the same methodology as used in the estimates above) that the EBITs of any of (i) the UK and Irish operations, (ii) the United States operations and/or (iii) the Australian and New Zealand operations have changed in a sustainable manner, whether positive or negative, by more than [*] from the applicable fiscal 1998 estimate, the above percentage of value to be attributed to the relevant operations in any such case shall be revised to reflect the EBIT for the twelve month period ending June 30, 1999 (or such later period as may be appropriate), any such revision in no event to exceed [*], whether positive or negative, and appropriate corresponding adjustments shall be made to the schedule 1 values for countries or regions other than the UK and Ireland, the United States and/or Australia and New Zealand, as applicable. In the event that the Committee determines that actual EBIT for the twelve month period ending June 30, 1999 (or such later period as may be appropriate) is not comparable to that for the fiscal year ended September 30, 1998 due to the effect of new investments made, variations in intercompany charges or other non-recurring causes during either of such periods, the Committee will make appropriate adjustments to the relevant EBIT to appropriately mitigate such effect. In the event more than a [*] adjustment, positive or negative, is indicated, the Committee shall in good faith meet to review the amount in excess of the [*] adjustment and the asset allocations to each in such country with a view to making an agreement (which may take effect after Completion) which with regulatory consent will appropriately adjust the amount in excess of [*] to the other party.

-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

7.4 Process for Allocating Countries and Regions other than the UK and Ireland, the United States and Australia and New Zealand following the Control Date

     7.4.1 As soon as practicable following the Control Date, the Committee will determine the allocation between the parties of the assets and businesses located outside of the UK and Ireland, the United States and Australia and New Zealand on the country or region basis as set out in schedule 1 in accordance with the procedure hereinafter set forth taking into account any requirements of Regulatory Authorities in accordance with the intention expressed in clause 7.2. Such allocation shall, if necessary, be adjusted immediately prior to effecting the Reconstruction in such manner as is determined by the Committee to reflect the principles contained herein in the light of the facts and circumstances (including as to divestments required by Regulatory Authorities and financial information about the C Group then available to them) known to the parties immediately prior to effecting the Reconstruction.

     7.4.2 With respect to each country or region other than the UK and Ireland, the United States and Australia and New Zealand set out in schedule 1, the primary party (pursuant to clause 7.2 and as shown on schedule 2) shall give written notice to the other party within 30 days after the Control Date of the value which the primary party is willing to allocate to its proposed ownership of the assets and business of C in such country or region, which value may be more or less than the values referred to in schedule
              1. In the case of any country or region other than the UK and Ireland, the United States and Australia and New Zealand for which no primary party is agreed, either party may become the primary party for such country or region by providing to the other party written notice within 30 days after the Control Date of the value which such party is willing to allocate to such country or region, which value may be more or less than the value referred to in schedule 1; and in the event there is competition between the parties, the party whose initial valuation is the highest shall become the primary party.

     7.4.3 The party receiving such written notice of the primary party's value for the assets and business of C in a country or region shall be entitled to give written notice to the primary party within 10 days of receiving notice from the primary party in accordance with clause 7.4.2 setting forth an increased value for the assets and business of C in such country or region, provided that such increased value exceeds the primary party's value by at least [*]. If no such notice of an increased value is provided, the primary party shall be the acquiror of the assets and business of C located in such country or region at the value notified by the primary party. If such notice of an increased value is provided, the primary party may elect to accept such increased value within ten (10) days of receipt of such notice, in which case the primary party shall be the acquiror of the assets and business of C located in such country or region at such increased value, or to reject such increased value, in which case the other party shall be the acquiror of such assets and business at such increased value.

-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

     7.4.4 All countries or regions, other than the UK and Ireland, the United States and Australia and New Zealand and other than those countries or regions allocated between the parties pursuant to clause 7.4.3, shall be divested in accordance with clause 7.7.1 or 7.7.2 or shared between the parties on an equal basis.

     7.4.5 Notwithstanding the foregoing, in any jurisdiction covered by clause 7.3 or this clause 7.4 where a Regulatory Authority may require filing before the Control Date or other filing in advance of the allocation process contemplated hereby, such filings shall, unless otherwise determined by the Committee, reflect the designations of primary party and/or asset allocation set forth in Schedules 1, and 2 , which schedules reflect the parties' current view of the ultimate ownership of the assets of C, with the parties to co-operate and use their reasonable efforts to preserve the flexibility to adjust or make any supplemental or further filings as may be required to accomplish the ultimate allocation contemplated by clause 7.3 or this clause 7.4.

7.5  Joint Operations

     In certain limited situations the commercially desirable and most efficient allocation of the businesses of C may require that certain facilities or assets be owned or operated by the parties on a joint basis. Pursuant to clause 2.6.9 the Committee shall be responsible for settling the terms and conditions of appropriate agreements covering such matters. In performing such function, the Committee is instructed that the parties are strictly committed to the principle that any such ownership or operation shall be conducted in accordance with all applicable laws and such requirements as may be imposed by Regulatory Authorities. To that end, in all cases, the Committee shall timely confer with counsel to structure any proposed joint venture and secure any necessary regulatory approvals prior to effecting any joint ownership or operation arrangement.

7.6  Final Adjustment

     It is intended that the allocation of the assets and businesses of C ultimately attributed to each party pursuant to clause 7, and the equal sharing of proceeds of any divestments under clauses 7.7.1 and 7.7.2, will, as nearly as possible, result in each party obtaining equal shares in the value of the assets and businesses of C and sharing equally in the obligation to pay the Actual Aggregate Purchase Price. If the procedure provided for in clauses 7.3 and 7.4 or the next sentence results in an aggregate allocation to either party under clause 7 of less than 50% but more than [*] of the value of the assets and businesses of C, the difference shall be made up by an appropriate adjustment for the benefit of the lower party as determined by the Committee based on the values as finally determined in accordance with clause 7. If such procedure results in such allocation to either party being [*] or less, the Committee shall determine such adjustments as are necessary to meet the above [*] test. Such adjustments shall be made by giving the party having [*] or less the right to select one or more countries or regions for which it was the primary party, and which was allocated to the other party under the procedures set forth in clause 7.4, at the value at which the selected countries or regions were allocated to the other party in accordance with clause 7.4. Such selection shall first be


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

     made from available entire countries or regions and, if unavailable, from portions of other countries, consistent with applicable regulatory requirements. The parties agree that the United Kingdom, Ireland, the United States, Australia, New Zealand, Canada and Japan shall be excluded for purposes of the foregoing selection process. Following completion of the process set forth in this clause 7.6, the Committee shall prepare a final schedule reflecting the allocation process in accordance with clause 8.15. Schedule 3 provides an outline of the allocation process timetable and schedule 4 provides, for illustrative purposes only, an example of the bidding process contemplated by clause 7.4.

7.7  Divestitures

     7.7.1 As soon as practicable following the Control Date (or after the Compulsory Acquisition, to the extent available), and as economically justified in the opinion of the Committee, the [*] of C (as such businesses are defined by the Committee), together with such other assets of C as the Committee may determine, will be either sold to unaffiliated third parties or sold to or retained by A or B in accordance with such procedures and utilising such advisors as the Committee may determine. The net proceeds of such sales shall be shared equally between the parties by such means as may be agreed by the Committee.

     7.7.2 Other assets of C which must be sold to persons other than A or B as required by Regulatory Authorities shall also be sold in accordance with such procedures and utilising such advisors as the Committee may determine, and the net proceeds of such sales shall be shared equally between the parties by such means as may be agreed by the Committee.

     7.7.3 Notwithstanding the foregoing provisions of this clause 7.7, (i) any sales of assets of C required by Regulatory Authorities to be sold by A or B after the completion of the Reconstruction (and which were not identified by the Committee prior to the Reconstruction to be included under clause 7.7.2), (ii) any asset dispositions required to be made by a party from its existing business to secure the approval of a Regulatory Authority in any jurisdiction, and (iii) any related consequences, including Tax, shall be made solely for the account of A in respect of those assets owned by A or its Affiliates, or by B in respect of those assets owned by B or its Affiliates, in accordance with such procedures as the party making such sale shall determine; provided, however, that, so long as the sale of any such assets to the other party (the "non-selling party") is permitted by the relevant Regulatory Authorities, the non-selling party shall have a right of first refusal, exercisable within 30 days following the non-selling party's receipt of notice (which notice shall identify the person offering to purchase such assets and shall set forth the terms of such offer) from the party making any such sale (the "selling party"), to acquire the relevant assets on the terms set forth in such notice in respect of any offer for such assets which the selling party has determined to accept. If the non-selling party exercises its right of first refusal, the parties shall consummate the purchase and sale of such assets as soon as practicable following such acceptance.


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

              If such right of first refusal is not exercised, the selling party may consummate such sale on the terms set forth in such notice.

     7.7.4 The parties agree that, if required by the relevant Regulatory Authority, any assets of C required to be divested shall be placed under independent management following the Control Date.


8.   RECONSTRUCTION

8.1 The Reconstruction shall be effected in accordance with the principles set out below unless the parties otherwise agree.

8.2 The parties shall co-operate and work together in good faith to implement the Reconstruction as soon as reasonably practicable following the Control Date (or after the Compulsory Acquisition, to the extent available). If assets are used in or liabilities affect both the A Business and the B Business, the parties shall negotiate in good faith the division of such assets and liabilities between them, having due regard to the extent of usage and the tax consequences of a division or transfer.

8.3 Indebtedness for borrowed money of the C Group shall, to the extent identifiable with and employed in connection with the A Business, be included in the A Liabilities and, to the extent identifiable with and employed in connection with the B Business, be included in the B Liabilities. Such indebtedness shall include any intra-group loans, which shall remain outstanding in accordance with their terms or as otherwise determined by the Committee in the case of intra-group indebtedness payable on demand. Any such indebtedness not so identifiable or employed in connection with the A Business or the B Business shall be borne by the parties on an equal basis. Any costs associated with the replacement or continued maintenance of any such indebtedness incurred as a result of the Offer or the Reconstruction, including, without limitation, due to acceleration based on change-of-control provisions or the like, shall be allocated to or shared by the parties in accordance with the principles set forth in this clause 8.3.

8.4 Other than as set forth in clause 8.3 or in clause 14, it is agreed that the Reconstruction will be carried out so that all of the A Liabilities will be liabilities which transfer with the A Business and that all of the B Liabilities will be liabilities which transfer with the B Business. Except to the extent caused by the negligent or willful and wrongful acts or omissions of B, A undertakes to B (for itself and as trustee and agent for each of its Affiliates) to indemnify and defend B and its Affiliates and hold them harmless against any actions, proceedings, losses, costs, claims, damages, liabilities and expenses which any of them may suffer or incur in respect of any A Liability. Except to the extent caused by the negligent or willful and wrongful acts or omissions of A, B undertakes to A (for itself and as trustee and agent for each of its Affiliates) to indemnify and defend A and its Affiliates and hold them harmless against any actions, proceedings, losses, costs, claims, damages, liabilities and expenses which any of them may suffer or incur in respect of any B Liability.

8.5 A and B hereby agree to negotiate in good faith to enter into satisfactory arrangements to enable the Reconstruction to be properly effected as soon as reasonably possible such that by the Completion Date the A Business owns all of the assets (including employees) and rights and liabilities of the A Business and the B Business owns all of the assets (including employees) and rights and liabilities of the B Business and neither owns any material assets or liabilities not forming part of such business carried on as at that date.

8.6 If after the Completion Date an A Business shall receive or be obliged to make any payment which relates, in whole or in part, to the carrying on of the B Business then (i) A shall procure that so much of that payment as so relates shall be promptly paid to the relevant B Business or to B, or (ii) B shall procure that so much of that payment as A was obliged to make shall be paid to A.

8.7 If after the Completion Date any B Business shall receive or be obliged to make any payment which relates, in whole or in part, to the carrying on of the A Business then (i) B shall procure that so much of that payment as so relates shall be promptly paid to the relevant A Business or to A, or (ii) A shall procure that so much of that payment as B was obliged to make shall be paid to B.

8.8 In the event that following Completion any assets forming part of and used exclusively by the A Business remain legally owned by the B Business, B shall transfer or procure to be transferred such assets to A (or as it shall direct) for no net consideration and pending such transfer shall, so far as legally possible, procure that such assets are held on trust for A absolutely.

8.9 In the event that following Completion any assets forming part of and used exclusively by the B Business remain legally owned by the A Business, A shall transfer or procure to be transferred such assets to B (or as it shall direct) for no net consideration and pending such transfer shall, so far as legally possible, procure that such assets are held on trust for B absolutely.

8.10 The adjustments provided for in clauses 8.6 to 8.9 shall be appropriately modified to take account of any tax effects thereof and of any adjustments which were included in the valuation by the parties of the relevant portion of the A Business or the B Business, as the case may be, and such adjustments shall be reflected in the final accounting required pursuant to clause 8.15.

8.11 The parties agree that, prior to or immediately after Completion, they will negotiate in good faith such separate contracts as are customary in the industry and permitted by law, to be generally in effect for a period of six months, in order to secure needed administrative services and covering other matters such as trade product exchanges and purchases and the sources of other products, in order to fulfil the intention of the parties that each of them be placed in a position by such contracts to successfully operate the assets and businesses allocated to that party. The parties agree that all of the foregoing arrangements shall be on a direct cost basis, which shall be subject to verification by such party's outside auditors. If such initial agreements are required for a term of longer than six months, the parties will, after expiration of the initial agreements, negotiate new agreements on such terms as may be mutually agreed.

8.12 Following Completion, the parties shall use their reasonable endeavours to afford to each other and their respective counsel and accountants, during normal business hours, reasonable access to all books and records held by them with respect to the A Business or the B Business (as appropriate) prior to Completion to the extent that such access may be reasonably required by such parties, in connection with:

     8.12.1 the preparation of tax returns or in connection with any audit, amended return, claim for refund or any proceeding with respect thereto;

     8.12.2   the preparation of financial statements;

     8.12.3   the preparation of any regulatory filings; and

     8.12.4   for any other reasonable purpose.

8.13 Provided, however, that to the extent a party (the "reviewing party") pursuant to clause 8.12 may for such purposes request access to information which properly should not be disclosed to it for regulatory or competitive reasons, the reviewing party's access shall be restricted with access to be allowed only by an appropriate and competent independent third party designated by the reviewing party, with such independent third party to maintain the details of such information as confidential, disclosing to the reviewing party only such general conclusions and verification as counsel to the parties may advise is appropriate.

8.14 If a party which has the benefit of an indemnity under clause 8.4 (the "Indemnified Party") becomes aware of a matter which would be likely to give rise to a claim thereunder:

     8.14.1 the Indemnified Party shall notify the indemnifying party (the "Indemnifier") as soon as practicable of the matter (stating in reasonable detail the nature of the matter and, if practicable, the amount claimed) and consult with the Indemnifier with respect to the matter and if the matter has become the subject of proceedings the Indemnified Party shall, so far as practicable, notify the Indemnifier within sufficient time to enable the Indemnifier time to select counsel and contest the proceedings before final judgement;

     8.14.2   the Indemnified Party shall, subject to it being so indemnified:

              (a) take any action, institute any proceedings, give any information, and make available any persons and documents as the Indemnifier may reasonably request to:

                    (i) dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; or

                    (ii) enforce against a person (other than the
                         Indemnifier) the Indemnified Party's rights in relation to the matter;

              (b) only admit liability in respect of or settle the matter if it has first obtained the Indemnifier's written consent (not to be unreasonably withheld or delayed).

8.15 The parties agree that, as soon as practicable following the Completion (including the implementation of the provisions of clause 7.6), the Committee shall prepare a final accounting in respect of the matters covered by this Agreement in order to enable the parties to effect a final reconciliation of the allocation process including the equal sharing of any overfunding or underfunding of the Actual Aggregate Purchase Price (including taking into consideration allocations, disproportionate or otherwise, of liabilities and other items as the Committee may deem appropriate) and the other provisions hereof relating to the equal sharing of costs, benefits and other items contemplated hereunder. The Committee shall have the responsibility to develop, prior to the Control Date, the specific procedures to be followed in the preparation and adoption of such final accounting by the parties, including procedures for settling any final amounts and resolving any disputes which may arise between the parties relating thereto, failing which clause 2.3 shall apply.


9.   INTELLECTUAL PROPERTY

9.1 The parties agree that the continued use of the Intellectual Property after the Completion Date is vital to the successful operation of the A Business and the B Business and that it is desirable that each party, to the fullest extent permitted by law, have equal and independent access to such Intellectual Property in order to maximise the benefits and efficiencies of the transactions contemplated hereby and promote competition to the fullest extent possible.

9.2 Because of the varying nature of the rights and obligations running with Intellectual Property in each of the several jurisdictions involved, it will be necessary, to insure the continued validity of these rights worldwide, for the parties to develop ownership structures that enable each party to obtain the benefits of the rights worldwide and, with respect to trademarks and tradenames, in the jurisdictions in which each party has acquired the assets and businesses.

9.3 In this connection, the parties will, prior to or as soon as practicable following the Completion Date, enter into supplementary agreements establishing appropriate mechanisms, whether through direct joint ownership of the Intellectual Property, ownership through a separate entity, direct ownership with licensing or otherwise, to enable each party to continue fully and independently to use in its own worldwide gases business (including the businesses acquired from C) such Intellectual Property perpetually, subject to clause 9.6 concerning trademarks and tradenames, adopting the most suitable mechanism to avoid the possibility of the abandonment of any such Intellectual Property.

9.4 In those jurisdictions where ownership of the Intellectual Property can be legally transferred in a tax efficient manner to and held by the party (or its subsidiaries) acquiring assets and businesses located there without risk of loss of the benefits of the Intellectual Property to the other party (or its subsidiaries) in other jurisdictions, it is the current intention of the parties that direct ownership will follow the assets and businesses so acquired. In those jurisdictions where ownership of the Intellectual Property cannot be legally transferred without risk of loss, or where the ownership of the assets and businesses is held jointly by the parties, the ownership will be held in such a manner to benefit both parties.

9.5 To make certain that the rights in and to the Intellectual Property so acquired are equally available to the parties, license and other agreements will be given to the parties to enable each to conduct its business on a worldwide basis. Any royalties, license fees or other charges for use of the Intellectual Property will be agreed by the parties. All rights shall be equally available to the parties.

9.6 In addition, the parties will agree upon such standards as may be appropriate in order to avoid confusion from the use by the parties of the trademarks and tradenames (including the possible definitive transfer of ownership of certain trademarks or tradenames to A or B without license to the other or such as a requirement, in connection with any such use, to identify such trademark or tradename with the A name or the B name, as the case may be). The agreement shall also cover the basis upon which the parties may use such trademarks and tradenames, including the C name, on a long-term basis.

9.7 Each party agrees that, for a reasonable period of time following the Completion Date, it shall provide the other party with reasonable access to those facilities owned by C and its Affiliates prior to Completion and to relevant personnel in order to enable the other party to become knowledgeable concerning the technology, copyrights, trade secrets, software and know-how (including operational know-how) included in the Intellectual Property. The parties acknowledge that the provisions of this clause 9 are intended to apply only to the Intellectual Property owned by C and its Affiliates prior to Completion as such Intellectual Property exists at the Completion Date and that any intellectual property developed by A or B after Completion, whether or not based on the Intellectual Property owned by C and its Affiliates prior to Completion, shall be the sole property of the party which develops the same and without any obligation to grant a license to the other party.


10.  NO UNAUTHORISED DISCLOSURE OR USE OF CONFIDENTIAL INFORMATION

10.1 A may provide (or has, prior to the date hereof, provided) B with confidential or proprietary information relating to itself and to the Proposed Acquisition and the Reconstruction from time to time (the "A Confidential Information"). B warrants that it has not, and undertakes that it shall not, without the prior written consent of A, disclose (other than to its directors, officers, agents, employees and advisers who are directly concerned with its assessment of the Proposed Acquisition and whose knowledge of the A Confidential Information is essential for that purpose and who are bound (by acknowledgement or otherwise) by confidentiality obligations as least as stringent as those set forth herein) or use any A Confidential Information for any purpose, other than with A in connection with the evaluation and negotiation of the Proposed Acquisition and the making of the Offer.

10.2 B may also provide (or has, prior to the date hereof, provided) A with confidential or proprietary information relating to itself and to the Proposed Acquisition and the Reconstruction from time to time (the "B Confidential Information"). A warrants that it has not, and undertakes that it shall not, without the prior written consent of B, disclose (other than to its directors, officers, agents, employees and advisers who are directly concerned with its assessment of the Proposed Acquisition and whose knowledge of the B Confidential Information is essential for that purpose and who are bound (by acknowledgement or otherwise) by confidentiality obligations as least as stringent as those set forth herein) or use any B Confidential Information for any purpose, other than with B in connection with the evaluation and negotiation of the Proposed Acquisition and the making of the Offer.

10.3 Any information and analyses concerning C and the businesses of C contained in this Agreement or provided by the parties shall be deemed to be included within the A Confidential Information or the B Confidential Information, as the case may be, it being acknowledged by the parties, however, that all such information and analyses are subject to confirmation by the parties through their own review and examinations and that neither party is making any representation or warranty to the other party as to the completeness or accuracy of such information or analyses.

10.4 The foregoing restrictions shall not apply (i) to any information which was in the public domain prior to disclosure to A or B, as the case may be, (ii) to any information which becomes public knowledge after such disclosure other than through breach of this Agreement by A or B, as the case may be, (iii) to any information which A or B, as the case may be, can show to have been in its possession independently prior to or is developed independently after such disclosure, (iv) to any information which A or B, as the case may be, can show that it received after such disclosure in a legal way from other sources, (v) to the use by A or its Affiliates or B or its Affiliates, as the case may be, of its own Confidential Information internally in such party's or its Affiliates' industrial gases business, or (vi) to the use by either party or its Affiliates of the Confidential Information concerning C referred to in clause 10.3 internally in their respective industrial gas businesses.

10.5 A and B agree to preserve the confidentiality of the B Confidential Information or the A Confidential Information, as the case may be, as required by this Agreement for a period of three years from the date of the termination of this Agreement, the Control Date or the final transfer to either party of the assets and businesses of C in accordance with the terms of this Agreement, whichever is later.

10.6 All written materials, schedules, documents and other writings which are made available by or supplied by one party to the other as A Confidential Information or B Confidential Information, as the case may be, and all copies and reproductions thereof, shall at the request of the supplying party, after the later of the date of the termination of this

     Agreement, the Control Date or the final transfer to either party of the assets and businesses of C in accordance with the terms of this Agreement, be returned to the supplying party or certified in writing by the other party to having been destroyed unless required to be retained by the relevant party for legal or regulatory purposes, in which case they may be retained subject to such party's confidentiality obligations hereunder. The foregoing shall not apply to any Confidential
     Information concerning C which does not include analyses prepared by the party to which the same would otherwise be delivered hereunder.

10.7 Save as provided in this clause 10.7, neither party shall make any disclosure or public announcement concerning the Proposed Acquisition or the existence of this Agreement without the prior written consent of the other party. Where a party reasonably determines that an announcement or disclosure concerning the Proposed Acquisition or A Confidential Information or B Confidential Information is required by law, by a rule of a stock exchange on which its shares are listed or traded or by a governmental authority or other authority with relevant powers, the announcement or disclosure shall be made after consultation with the other party after taking into account the other party's reasonable requirements as to its timing, consent and manner of making or dispatch.


11.  ASSIGNMENT

     Neither party shall have the right to assign its rights or obligations under this Agreement to any other person, except majority-owned subsidiaries, without the prior written consent of the other party. Such consent shall not be unreasonably withheld in the case where a party desires to use a less than majority-owned entity to take title to the assets and businesses located in a particular country. Notwithstanding any assignment permitted under this clause 11, the assigning party shall continue to be responsible for any obligations under this Agreement so assigned by such party.


12.  NOTICES

     All notices, requests or other communications hereunder shall be in writing, clearly marked "Confidential", and shall be deemed to have been duly delivered if delivered personally or by telecopier or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at their respective addresses, as follows:

     If to A:            Mr. Alain Joly
                         Chairman and Chief Executive Officer
                         L'Air Liquide, S.A.
                         75, Quai d'Orsay
                         75321 Paris Cedex 07
                         France

     With a copy to:     Mr. Laurent Blamoutier
                         Legal Manager
                         L'Air Liquide, S.A.

                         75 Quai d'Orsay
                         75321 Paris Cedex 07
                         France


         If to B         Mr. Harold A. Wagner
                         Chairman and Chief Executive Officer
                         Air Products and Chemicals, Inc.
                         7201 Hamilton Boulevard
                         Allentown, Pennsylvania 18195-1501
                         U.S.A.

         With a copy to: Mr. W. Douglas Brown
                         Vice President and General Counsel
                         Air Products and Chemicals, Inc.
                         7201 Hamilton Boulevard
                         Allentown, Pennsylvania 18195-1501
                         U.S.A.



13.  NO PARTNERSHIP OR AGENCY

     Nothing in this Agreement shall be deemed to constitute a partnership between the parties to it nor constitute any party the agent of another party for any purpose.


14.  EXPENSES

     The parties agree to share equally between them the costs and expenses incurred by each of them in relation to:

14.1 the Offer (to the extent that such costs and expenses are of the type and at a rate customarily incurred in, and payable following announcement of, a public takeover in the UK, including break fees payable to C, if any), but excluding the costs and expenses referred to in clause 4.3 and the fees of any external financial, legal or other advisors and any internal costs or expenses incurred by the parties;

14.2 any costs or expenses resulting from any actions or proceedings by third parties which may be threatened or commenced relating to the Proposed Acquisition or the Reconstruction;

14.3 the process of allocating the assets and businesses of the C Group (including any related costs, including Tax, incurred in the C Group or Bidco as the result thereof); and

14.4 the Tax costs (net of any Tax benefits) arising directly or indirectly in respect of, by reference to or in consequence of (i) the Reconstruction and the transactions contemplated thereby (and for the avoidance of doubt such costs and benefits shall not include any arising to A or B individually), and (ii) any asset disposition referred to in clauses 7.7.1 or 7.7.2.

15.  TERMINATION

15.1 Except as provided in clause 15.2, this Agreement shall terminate on [*] unless:

     15.1.1 the Offer has become or been declared unconditional in all respects on or before [*], in which case it shall not terminate; or

     15.1.2 the Offer has not lapsed or been withdrawn by such date in which case this Agreement will terminate on such Offer lapsing or being withdrawn after that date but shall not terminate if the Offer becomes or is declared unconditional in all respects after such date.

15.2 If, prior to [*] the Offer in any form has lapsed pursuant to Rule 12 of the City Code (or as a result of any condition of the Offer being invoked where there has been an occurrence falling within the provisions of Rule 12) and at [*] the parties are awaiting any decision of a Regulatory Authority in respect thereof before making a new offer, this Agreement shall not terminate until the later of:

     15.2.1 the expiry of the period allowed by the City Code for the making of the new offer without such new offer being made; and

     15.2.2   the date the new offer lapses or is withdrawn.

     For the avoidance of any doubt, if the new offer becomes or is declared unconditional in all respects this Agreement shall not terminate.

15.3 Termination of this Agreement shall not affect the parties' accrued rights and obligations at the date of termination.

15.4 The provisions of clauses 1, 10, 12, 14, 15, 17, 18, 19 and 20 shall survive any termination of this Agreement as shall the provisions of Acquisition Agreement One.


16.  FURTHER ASSURANCES

16.1 Subject to the provisions of the Agreement, A and B shall use their reasonable endeavours (and taking into account the relevant tax implications) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under any applicable law of a relevant jurisdiction to consummate the Proposed Acquisition, the Reconstruction and the matters related thereto.

16.2 A and B agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the Proposed Acquisition, the Reconstruction and the matters related thereto and further agree to discuss in good faith any matters arising in connection therewith.

16.3 With respect to A or B's home country Tax treatment of Bidco, C and any C Group member, and the transactions contemplated hereunder (but, in the case of each party, with


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

     respect to the assets and businesses of C only to the extent that those assets and businesses were allocated to such party), A shall be entitled to make any and all necessary or appropriate Tax filings and Tax elections in France, and B shall be entitled to make any and all necessary or appropriate Tax filings and Tax elections in the United States; and both parties will reasonably cooperate with each other in making any such Tax filings or elections and neither party shall unreasonably withhold any consents with respect thereto, it being the intent hereunder that neither party will suffer any Tax costs due to the Tax filings or elections made by the other in its home country or if any such Tax costs are identified the parties shall reach a mutually satisfactory agreement on how to proceed.


17.  NO THIRD PARTY RIGHTS

     This Agreement is intended solely for the benefit of A and B and their respective Affiliates and is not intended to confer any benefits upon, or create any rights in favour of, any other entity or person.


18.  ENTIRE AGREEMENT; AMENDMENT

18.1 With the exception of Acquisition Agreement One, which shall remain in full force and effect, and any agreement between the parties expressed to be supplemental to this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

18.2 This Agreement shall not be amended or modified unless such amendment or modification is set forth in a writing duly executed by the parties' respective authorised representatives.


19.  GOVERNING LAW AND JURISDICTION

     This Agreement shall be governed by the laws of England. In connection with any action, suit or proceeding arising in connection with this Agreement or any transaction contemplated hereby, A and B each: (i) agree that either party may bring a suit, action or other legal proceeding against the other party only in a court of record of England; (ii) consent to the exclusive jurisdiction over it of any such court in any such suit, action or proceeding, (iii) waive any objections it may have to the venue of any such court in any such suit, action or proceeding, and (iv) consent to service of process upon it by any appropriate method under the laws or rules of the jurisdiction in which such suit, action or proceeding is commenced.

20.  INJUNCTION FOR BREACH

     If either party shall breach any of its obligations hereunder, including without limitation those relating to maintaining the confidentiality of, or the use of, the A Confidential Information or the B Confidential Information, as the case may be, in recognition of the irreparable harm that would be incurred by the other party, such other party shall, in addition to its claim for damages incurred or any other legal remedies available to it, be entitled to an injunction and/or specific performance with respect to any such breach.

     IN WITNESS WHEREOF, the parties hereto by their duly authorised representatives have executed this Agreement on the day and year first above written.

     L'AIR LIQUIDE, S.A.

     By:      /s/ Alain Joly
              --------------------------------
     Name:    Alain Joly
     Title:   Chairman and Chief Executive Officer


     AIR PRODUCTS AND CHEMICALS, INC.

     By:      /s/ Harold A. Wagner
              --------------------------------
     Name:    Harold A. Wagner
     Title:   Chairman and Chief Executive Officer

                                 SCHEDULE 1
                                 ----------

[ * ] are sold at market value

This is deducted from the total price and the remainder is applicable to gases business.

EXAMPLE

Total business value at [ * ]                            [ * ]
         other incl options                              [ * ]
         Debt                                            [ * ]
                                                         [ * ]

[ * ]                                                    [ * ]
[ * ]                                                    [ * ]

--------------------- ---------------- --------------  ----------------- ----------------------
GBPMM                      C%             Estimated       EBIT                    Value
                          Ownership       EBIT            Multiple
--------------------- ---------------- --------------  ----------------- ----------------------
UK                           [ * ]         [ * ]
--------------------- ----------------                 ----------------- ----------------------
Ireland                      [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Subtotal                                   [ * ]             [ * ]                  [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
US                           [ * ]         [ * ]             [ * ]                  [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Australia Gases              [ * ]         [ * ]             [ * ]                  [ * ]
--------------------- ----------------                 ----------------- ----------------------
New Zealand                  [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
BP Project                   [ * ]                                                  [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Subtotal                                    [ * ]                                   [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
TOTAL                                       [ * ]             [ * ]                 [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Canada                       [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Other Americas:
Chile                        [ * ]
Colombia                     [ * ]
Venezuela                    [ * ]
Brazil                       [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Subtotal                                    [ * ]           [ * ]                    [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Other Europe:
Poland                       [ * ]
Russia                       [ * ]
Cyrostar                     [ * ]
Turkey                       [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Subtotal                                    [ * ]           [ * ]                   [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Africa                       [ * ]          [ * ]           [ * ]                   [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Japan                        [ * ]          [ * ]           [ * ]                   [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Asia & JV's
Singapore                    [ * ]
Hong Kong                    [ * ]
Malaysia                     [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Subtotal                                    [ * ]           [ * ]                   [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Taiwan                       [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Philippines                  [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Indonesia                    [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Korea                        [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Thailand                     [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
China 100%
--------------------- ---------------- --------------  ----------------- ----------------------
China 50%
--------------------- ---------------- --------------  ----------------- ----------------------
Subtotal                                    [ * ]            [ * ]                  [ * ]
--------------------- ---------------- --------------  ----------------- ----------------------
Elgas                        [ * ]          [ * ]            [ * ]                  [ * ]
--------------------- ---------------- -------------- -----------------  ----------------------
India                        [ * ]
--------------------- ---------------- -------------- -----------------  ----------------------
Pakistan                     [ * ]
--------------------- ---------------- -------------- -----------------  ----------------------
Bangladesh                   [ * ]
--------------------- ---------------- -------------- -----------------  ----------------------
Subtotal                                    [ * ]            [ * ]                  [ * ]
--------------------- ---------------- -------------- -----------------  ----------------------
TOTAL 2                                     [ * ]            [ * ]                  [ * ]
--------------------- ---------------- -------------- -----------------  ----------------------
Unallocated 3                               [ * ]                                   [ * ]
--------------------- ---------------- -------------- -----------------  ----------------------
GRAND TOTAL              (1 + 2 + 3)        [ * ]            [ * ]                  [ * ]
--------------------- ---------------- -------------- -----------------  ----------------------


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

                                                                Schedule 2
                                                                ----------

                          Designation of Primary Party
                          ----------------------------



     Businesses                             Primary party
     ----------                             -------------

[*]                                   [*]

[*]                                   [*]

[*]

ELGAS Business                        [*]

Cryostar Business                     [*]

[*]                                   [*]


[*]                                   [*]

     Geographies
     -----------

UK & Ireland                          Allocated to A

United States                         [*]

Australia/N. Zealand
(including BP Project)                Allocated to B

Canada                                [*]

S. America (excluding Brazil)         [*]

Brazil                                [*]

Africa                                [*]

Poland, Russia & Turkey               [*]

Singapore, Hong Kong,

Malaysia, JV's                        [*]

Pakistan/Bangladesh                   [*]

India                                 [*]

Other Asia JV's, excluding
Thailand + China + Taiwan             [*]

Taiwan                                [*]

Thailand                              [*]

China                                 [*]

Japan                                 [*]


The following projects are scheduled to be split 50/50: [*]


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.

                                                                   Schedule 3

                          Allocation Process Timetable
                             (clause 7 of Agreement)

         Date                          Event
         ----                          -----

1.  Control Date ("CD")                Process commenced to develop the
                                       parties' respective valuations for
                                       those countries or regions referred to
                                       in clause 7.3

2.  By:  CD + 30                       The primary  party  designated on
                                       schedule 2 in respect of each country
                                       or region  delivers  its value of each
                                       such country or region to the other
                                       party.

                             [Note 1]  With respect to countries or regions
                                       for which no primary party is agreed,
                                       either party may become the primary
                                       party by delivering its value for any
                                       such country or region to the other
                                       party by CD + 30 (if both parties
                                       deliver a value in respect of the same
                                       country or region, the party delivering
                                       the highest value will be deemed the
                                       primary party in respect thereof).

3.  By:  CD + 40*            [Note 2]  The other party may deliver to the
                                       primary party a value primary party in
                                       respect of any country or region.

4.  By:  CD + 50*            [Note 3]  If any notices are delivered under 3
                                       above, the primary party in respect of
                                       each country or region covered by such
                                       notice has the right to accept or reject
                                       the increased value set forth therein
                                       for such country or region.


Note 1. If no values are provided for a country or region in respect of which no primary party is agreed, such country or region is divested or shared between the parties on an equal basis.

Note 2. If no notice of increased value is delivered, the country or is allocated to the primary party at such party's valuation delivered under paragraph 2.

Note 3.   If a notice of increased value is delivered and the primary party
          (i) accepts the increased value, the country or region is allocated to the primary party at such increased value or (ii) rejects such increased value, the country or region is allocated to the other party at such increased value.


--------
* In each case, the additional 10 day notice period commences upon delivery of the relevant notice referred to in the previous clause.

                                                                   Schedule 4


                                 Bidding Example




                                    Primary
                                    Party       [ * ]     Bid/Match     [ * ]      Bid/Match     Total
                                    -----       -----     ---------     -----      ---------     -----


 US & UK (1)                        [ * ]       [ * ]                   [ * ]                   [ * ]

 Australia, New Zealand (1)         [ * ]       [ * ]                   [ * ]                   [ * ]

 Canada, South America (2)          [ * ]       [ * ]        [ * ]      [ * ]       [ * ]       [ * ]

 JV's (3)                           [ * ]       [ * ]        [ * ]      [ * ]       [ * ]       [ * ]

 Poland, Russia, Turkey (3)         [ * ]       [ * ]        [ * ]      [ * ]       [ * ]       [ * ]

 Japan (4)                          [ * ]       [ * ]        [ * ]      [ * ]       [ * ]       [ * ]


 Africa, India, Others (5)                      [ * ]                   [ * ]                   [ * ]

                                                [ * ]                   [ * ]                   [ * ]

                                                [ * ]                   [ * ]                   [ * ]


(1) Not subject to bid process; reflects only a hypothetical allocation for purposes of this schedule.

(2) [ * ] Bids [*]; [ * ] outbids by more than [*]; allocated to [ * ] because [ * ] does not match.

(3)  [ * ] Bids; [ * ] does not bid; allocated to [ * ].

(4) [ * ] Bids [*]; [ * ] outbids by more than [*]; [ * ] matches; allocated to [ * ].

(5) purchase price [ * ] - US, UK & Group II Countries [ * ] = Africa, India & Others [ * ].

(6)  value is equalized in accordance with clause 7.6 at this stage.


-------------------
*This information has been omitted pursuant to a Request for Confidential
 Treatment and such information has been filed separately with the Securities and Exchange Commission.